SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒                                                     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

Amegy Bancorporation, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Filed by: Amegy Bancorporation, Inc.

Pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: Amegy Bancorporation, Inc.

Commission File No. 000-22007

On August 18, 2005, Amegy Bancorporation, Inc. issued the following communication:

A Conversation with Paul

The Proxy, which outlines the details of Amegy’s merger with Zions Bancorporation, was filed with the Securities and Exchange Commission yesterday. As executives of public companies, the management of Amegy and Zions were limited in their ability to comment prior to the filing. Since the document is now public record, Paul sat down to walk through the events leading up to the merger, the merger process and the future.

Why was a merger considered at all?

We have experienced 15 years of very rapid growth, consistently focusing on the revenue side, and with tremendous success. We have “pushed the envelope” – developing new business lines, products and technology, hiring great people and seeking outstanding merger partners of our own – to create shareholder value. The result has been a compounded growth rate of stock value of 25% for 15 years. We have capitalized on a great banking and business environment and very few banks in the nation have enjoyed the success that we have had. Our shareholders have certainly benefited and so have the majority of our employees who had our stock in their 401K plans and who earned stock options for their superior personal performance.

Conditions have changed materially, however. Our stock declined from $25 down to $16 and, while our share price has made significant recovery, it appeared to management that continued pressure on the stock would not be a short term condition particularly with our expense structure that supported our growth. In addition, we were being told that our company was in the top 5 in the nation as the most attractive candidates for a merger or acquisition – and we know you cannot stay in the top 5 forever! It seemed an opportune time to capitalize on what we have built and do what’s best for the shareholders… which, I believe, happens to also be for most of the employees in the long term.

Can you be more specific on the conditions that changed?

The material changes in the banking environment and our own balance sheet were compelling reasons to take advantage of the opportunity to partner:

•	Bank margins (mainly the difference in loan rates and deposit rates) are sliding precipitously and have been going down in the industry for the past 10 years.

•

In today’s competitive environment for every business, only the low cost producer will survive. Amegy Bank was becoming the high cost producer. Cost of operations for a bank our size are totally out of sync with the big banks and we were facing (due to margin pressure) the need for significant cost cuts throughout the company. Every department would have been affected and every process subject to expense reduction – maybe even to the point of hurting our franchise. For example, our efficiency ratio was 67% this past quarter while the average for the top 50 banking institutions is only a little more than 56%. In other words, it costs us 67 cents to produce a dollar of revenue. While there are some merger-related costs associated with our high number, including the financing costs, you can see that we are far higher than we need to be to compete effectively.

•	The big banks have a much more diverse source of revenue and are not as dependent on interest spread management. They can be far more aggressive in this new competitive environment because they can spread costs over a much larger base which makes them much more efficient.

•	By merging, we can easily cut a lot of costs with as little pain as possible. The cuts that are being contemplated should allow us to continue to excel.

•	With Zions, we will be able to cross-sell some of our great products into their system and vice versa which not only will benefit our customers but also our employees who will have the capacity to increase their own incentives.

•	We are basically out of available capital due to recent acquisitions. To grow and continue to create good opportunities for all of our quality people, we need the capital resources that Zions brings to the table.

•	We have been aware for some time of these growing challenges but only in the last three or four months did we come to realize that there really is a new paradigm in our industry and the smartest bankers will recognize it early, take action, and capitalize on the best opportunity. We believe we are doing that with this merger.

Was remaining independent truly an option?

Yes. However, our growth might be hampered due to capital restraints and this would have a very negative effect on our stock price. It would also not create the growth opportunities that so many of our officers were looking forward to in order to expand their careers.

Additionally, we believe that the margin problem is long term. The only banks that will excel will be those creative enough to be the lower cost producers… that only comes with size… and now we will be there.

How did the deal come together?

It actually was a fairly compressed timeline. At our regularly scheduled May 4 Board meeting, I recommended that the Board appoint a Special Committee to review our strategic options and consider, as one alternative, a business combination or merger.

The Special Committee met for the first time on May 9 and to advise the Board, Special Committee and management, we engaged Goldman Sachs, one of the leading investment banking firms, and Sullivan & Cromwell, one of the leading merger and acquisition law firms.

The Special Committee met on June 1 to review management’s report on our current state and outlook, to review Goldman Sachs’ summary of market conditions and to discuss a list of potential merger partners. The Committee instructed Goldman Sachs to contact potential interested parties while keeping the prospect of remaining independent as an option.

Goldman distributed a package to potential partners that they had identified. Seven potential partners indicated an interest and were asked to sign confidentiality agreements. Four responded that they would like to participate and did submit preliminary proposals.

The Special Committee met on June 16 to consider the four proposals and also decided that the stand alone option was still viable. The Committee authorized each of the four banking institutions to conduct due diligence and submit formal proposals and a merger agreement on June 28.

Four proposals were received and on June 29, the Special Committee determined that two were the strongest in terms of optimizing shareholder value. The CEOs of the two companies were invited to present to the full Board on June 30. Each CEO was asked a number of questions, including integration plans, how loan approvals would work, perceived overlaps of either geography, products or services, or personnel.

See CONVERSATION on page 2

Health Care and Severance Benefits Remain the Same

Two issues that impact employees have been confirmed –Amegy’s health care benefits will continue through 2006 and the severance policy has been finalized.

“These are positive developments,” said Kim Zabin, head of HR. “The open enrollment period is near and even though there are usually a few adjustments made every year to our employee benefits program, we expect the majority of our benefits to remain the same. Maintaining our benefits for another year will give our employees some consistency during this period of change.”

She added: “Employees whose jobs may be eliminated will be given significant notice and in most cases, will have the opportunity to apply for open positions within the Bank.”

“Mergers bring uncertainty and we want to do everything possible to help employees through this transition.”

Amegy Bank Severance Benefits

Eligibility	Position eliminated and elects not to accept another position more than 20 miles from current Bank location.

Calculation	Two weeks pay for every year of employment calculated on one week for every six months of completed service. Minimum 2 weeks, maximum 52 weeks.

Service	Service is based on original hire date or adjusted hire date for rehires.

Payments	Choice of lump sum or installments.

Vacation	Accrued and unused vacation will be paid at the time of separation. Any negative vacation balance will be deducted from your final pay.

Benefits	Continue medical, dental, vision and life at the employee cost. May also continue 401(k) contributions. Eligible to continue Medical and Dental through COBRA at the end of severance payments.

Relocation	Any employee who accepts a job in a new location (20 miles or greater) and decides within 30 days that they do not want to continue in the new position, will receive a severance package as long as the employee provides a two week notice.

Securities and Exchange Commission disclosures:

Additional Information and Where to Find it

Zions Bancorporation will file a Form S-4, Amegy Bancorporation will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Zions free of charge by contacting: Investor Relations, Zions Bancorporation, One South Main Street, Suite 1134, Salt Lake City, Utah 84111, (801) 524-4787. You may obtain documents filed with the SEC by Amegy free of charge by contacting: Controller, Amegy Bancorporation, 4400 Post Oak Parkway, Houston, Texas 77027, (713) 235-8800.

Member FDIC. Equal Housing Lender.

Participants in Solicitation

Zions Bancorporation, Amegy Bancorporation, Inc., and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Amegy’s shareholders in connection with the merger. Information about the directors and executive officers of Zions and their ownership of Zions stock is set forth in the proxy statement for Zions’ 2005 Annual Meeting of Shareholders. Information about the directors and executive officers of Amegy and their ownership of Amegy stock is set forth in the proxy statement for Amegy’s 2005 Annual Meeting of Shareholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.

Investors should read the Form S-4 and proxy statement carefully when they become available before making any voting or investment decisions.

Member FDIC. Equal Housing Lender.

CONVERSATION

Continued from page 1

We didn’t see people in the Bank doing due diligence. Why not?

It was all on line. We setup a “data room” which each of the four final bidders had access to. When one party asked for information, it was made available to everyone. This kept the process very fair. Keep in mind that through out this process, we were gathering data on each of the four potential partners and then did more in-depth due diligence on the two finalists.

When was the actual decision made that Zions would win?

On June 30, the Board instructed management along with Goldman Sachs and Sullivan Cromwell, to negotiate a final deal with the two finalists over the Fourth of July weekend. Final offers were due before the Board meeting on July 5. Zions increased their bid during this time.

The Board meeting was thorough. These are people who have put a lot of time and energy into building this company. And as a group, they own almost 10% of it. There was a lot of discussion, including discussion about remaining stand alone. The outlook with Zions, however, was compelling. And the unanimous decision was made to merge with Zions, the agreements were signed later that night and we announced it on July 6, the next day.

Why did we choose Zions?

Based on the average stock price during the week prior to the decision, the difference between the two final bids was $0.61, or 2.6%. This difference included Zions’ willingness, in support of the negotiation, for Amegy to increase each of its dividend payments by 8 cents per share in the two quarters prior to closing and we did that with the September dividend.

At the time the deal was struck, the Board was given confidential information (which is now public) that Zions would have a stronger second quarter and the potential for a stronger year than the market had been aware of. Bottom line, the Board believes that based on these facts, and many other considerations, that Zions will be the best stock to own.

Of the analysts that rated the two final companies, Zions fared better as well. In addition, the impact of Amegy on Zions was considered to be more positive and Zions’ healthy capital ratios were important. And you can’t ignore the fact that its banks have the leading demographic footprint for growth. These and other factors led the Board to choose Zions.

Were there other reasons?

First and foremost, it was clear that our shareholders would be rewarded. Second, their business model, that is, operating independent state-wide franchises with local decision making, leadership and boards preserved the best of what we have built. Their business model allows us a greater degree of independence which we believe will ultimately enable us to have a greater impact on the combined company’s stock price as we both continue to grow. Growth for Texas is part of Zions’ plan – and they have the capital to enable us to do this more quickly. Third, while there would be some job displacement, it would not be as significant as in other cases.

In addition, Zions has done an outstanding job of managing their costs and margin, issues that we knew were going to be increasing challenges for us. There were several other reasons but in summary, many of us had known Zions and its leadership for a number of years. It’s just a quality organization. It won’t take you long to figure that out as you get to know them.

Was there pressure from management to take the Zions deal because you get a lucrative contract?

Not at all. In fact, my compensation package would have been better with the other suitor. But our contracts are consistent with the arrangements frequently used in merger agreements which are designed to keep management neutral in bidding situations.

Merger Timeline

Aug. 05	Sept. 05	Oct. 05	Nov. 05	Dec. 05	Feb. 06
• Stock Options Q&A Distributed	• HR Town Hall Meetings	• Net Deposit Implementation	• Training Begins	• Legal Merger	• Operational Conversion

	• Conversion Programming Begins		• Conversion Programming Complete	• Amegy GL Feed to Zions Completed

It seemed that management has been very silent and has not communicated very much. Why?

I assure you it was not by design. However, as a public company, we are legally procluded from discussing a merger – or the potential of a merger – while negotiations are occurring. Even today, I have limitations as to what communications may be done. I commit to you again, that I will make sure you receive as much information as fast as possible. Even during the integration process which is well underway, decisions take a while to be made. I know this is disappointing and disruptive. I promise, however, we are working as quickly – and thoroughly – as possible.

It seems that so much of this goes back to the net interest margin. Why weren’t we more aggressive in managing the margin by using derivatives and other vehicles?

In hindsight, maybe we should have been. At the time, however, we used conventional, and what I considered safe, investment strategies. The yield curve just hasn’t helped, however, and we needed to make some changes.

I have to add that we are not alone. Basically, the net interest margins have been down in 10 of the past 11 quarters for the group of banks that Lehman Brothers, an investment banking firm, covers. In addition, they have been compressed in 11 of the last 12 years. The industry’s net interest margin is at the lowest level since 1977, over 25 years. Clearly there is a shift going on.

The other thing frequently mentioned is expenses. Why have we not been more aggressive in controlling expenses if they were so out of line?

We have always been in a growth mode and have typically hired and developed products and services ahead of the curve. That’s been a good model for us and one that helped us grow significantly – in fact faster than most banks – over the past 15 years.

At this point in our life cycle and with industry challenges, we could not continue to build as rapidly. As the expenses with our own mergers moved through the pipeline and even with our high-touch brand of banking, we had begun to make some progress with expense control. Whether we stood alone or merged, expenses were going to have to be reduced dramatically.

Why did you hire Goldman Sachs and Sullivan Cromwell to be advisers?

Rodgin Cohen at Sullivan Cromwell is probably the #1 merger and acquisition lawyer in America. And the team at Goldman Sachs is widely recognized as leading in mergers and acquisitions, particularly in the financial industry. In today’s world, you need the best advice and you need to utilize those who have done this type of thing numerous times.

Why do you think that Zions’ business model of operating autonomous franchises has been successful?

I don’t think you can argue with success. If you look at their California banks which were combined in 1998, they are now 8th in California with assets of $10 billion and a four-year income compounded annual growth rate of 18.4%, a return on equity in 2004 of 14.5% and a cash efficiency ratio of 47.9%. That’s a remarkable record. By comparison, we are 7th in Texas with a four-year compounded annual growth rate of 12% and an ROE of 12.9% and cash efficiency ratio of 63.3%. Not bad but I think we’ll do better with Zions.

Any advice?

I’d like to see us really get back to work. I know this has been distracting. But our future is still in our own hands. Chris Denison sent me something the other day and I think it pretty well sums up how I feel:

“The longer I live, the more I realize the impact of attitude on life. Attitude to me, is more important than the facts.

It is more important than the past, than education, than money, than circumstances, than failures, than successes, than what other people think or say or do.

It is more important than appearance, giftedness, or skill.

It will make or break a company… a church… a home.

The remarkable thing is we have a choice every day regarding the attitude we will embrace for that day.

We cannot change our past… we cannot change the fact that people will act in a certain way

We cannot change the inevitable. The only thing we can do is play on the one string we have, and that is our attitude...

I am convinced that life is 10% what happens to me and 90% how I react to it.

And so it is with you… we are in charge of our Attitudes.”

- Charles Swindoll

Merger Leadership and Responsibilities Announced

The official merger integration began with a conference call on July 19 with more than 100 participants from both banks. Comprehensive mapping of the processes, activities, products, functions and lines of business of both organizations is being developed with input from the following areas and leaders from each bank.

Mortgage Lane Ward (A) David Hemingway/Roger Reese (Z)	ATM Marylyn Manis (A) Kim Quintana (Z)	Internet Banking Debbie Innes (A) Cindy Doebler (Z)	Credit/Debit Cards Marylyn Manis (A) Rus Gambrill (Z)	Disaster Recovery Buddy Cox (A) Bob Nielsen (Z)	Training Kim Zabin (A) TBD (Z)

Call Center Marylyn Manis (A) Dianne Wynne (Z)	ALCO/Treasury/ALM Randy Meyer (A) David Hemingway (Z)	Research/Adjustments Marylyn Manis (A) Joyce Corry (Z)	Correspondent Banking Joe Argue (A) Grant Hurst (Z)	Purchasing/Facilities Randy Meyer (A) David Russell (Z)	Treasury Management Debbie Innes (A) Mike Campbell (Z)

Electronic Payments Marylyn Manis (A) James Fleisher (Z)	Marketing/Commun. Sarah Peterson (A)TBD (Z)	Human Resources Kim Zabin (A) Diana Anderson (Z)	Finance Randy Meyer (A) Walter Young (Z)	Wealth Management Dave Farries (A) George Feiger (Z)	Legal/Compliance Randy Meyer (A) Thom Laursen (Z)

Branch Operations Debbie Innes (A) Carl Snyder (Z)	Risk Mgmt./Audit John Drew (A) Thom Laursen (Z)	Day One Operations Marylyn Manis (A) Les Mayes (Z)	Day Two Operations Marylyn Manis (A) Cindy Feigt (Z)	Deposit/Products Marylyn Manis (A) Denise Martin (Z)	Capital Markets David Farries (A) David Hemingway (Z)

		IT Services Buddy Cox (A) Sheh Bertram (Z)	Loans/Credit Products Joe Argue (A) Lisa Kimball/Gerry Dent (Z)

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this document contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Zions Bancorporation and Amegy Bancorporation, Inc., including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Zions’ and Amegy’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Amegy shareholders to approve the transaction; the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Amegy’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site http://www.sec.gov. Amegy disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.